Exhibit 10.1

FIRST AMENDMENT

THIS FIRST AMENDMENT (the "Amendment") is made and entered into as of March 18, 2013, by and between 4350 LA JOLLA VILLAGE LLC, a Delaware limited liability company ("Landlord"), and INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated October 25, 2011 (the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 7,610 rentable square feet (the “Original Premises”) described as Suite No. 960 (“Suite 960”) on the 9th floor of the building located at 4350 La Jolla Village Drive, San Diego, California (the "Building").

B.	Tenant has requested that additional space containing approximately 5,089 rentable square feet described as Suite No. 950 on the 9th floor of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.	The Lease by its terms shall expire on December 31, 2014 ("Prior Expiration Date"), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion and Effective Date.

A.	The Term for the Expansion Space shall commence (“Expansion Effective Date”) on the earlier of (a) the date the Expansion Space is deemed ready for occupancy pursuant to Section I.B below, or (b) the date Tenant commences its business activities within the Expansion Space, and shall expire upon the Extended Expiration Date of the Lease, as defined below. The Expansion Effective Date is estimated to be May 1, 2013 (“Estimated Expansion Effective Date”). Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the "Expansion Effective Date Memorandum") the actual Expansion Effective Date; should Tenant fail to execute and return the Expansion Effective Date Memorandum to Landlord within five (5) business days (or provide specific written objections thereto within that period), then Landlord's determination of the Expansion Effective Date as set forth in the Expansion Effective Date Memorandum shall be conclusive. Effective as of the Expansion Effective Date, the Premises, as defined in the Lease, shall be increased from 7,610 rentable square feet on the 9th floor to 12,699 rentable square feet on the 9th floor by the addition of the Expansion Space.

B.	Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Expansion Space to Tenant on or before the Estimated Expansion Effective Date set forth in Section I.A above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for the Expansion Space and the Expansion Effective Date shall not occur until Landlord delivers possession of the Expansion Space and the Expansion Space is in fact ready for occupancy as defined below, except that if Landlord’s failure to so deliver possession is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter, if any, attached to this Amendment), then the Expansion Space shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to deliver the Expansion Space to Tenant but for Tenant’s delay(s). Subject to the foregoing, the Expansion Space shall be deemed ready for occupancy if and when Landlord, to the extent applicable, (a) has put into operation all building services essential for the use of the Expansion Space by Tenant, (b) has provided reasonable access to the Expansion Space for Tenant so that it may be used without unnecessary interference, (c) has substantially completed all the work required to be done by Landlord in this Amendment, and (d) has obtained requisite governmental approvals to Tenant’s occupancy.

II.	Extension. The Term of the Lease is hereby extended and shall expire on December 31, 2015 ("Extended Expiration Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date ("Extension Date") and ending on the Extended Expiration Date shall be referred to herein as the "Extended Term".

III.	Basic Rent.

A.	Original Premises From and After Extension Date. As of the Extension Date, the schedule of Basic Rent payable with respect to the Original Premises during the Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
1/1/15 – 4/30/15	$2.98	$22,678.00
5/1/15 – 12/31/15	$3.11	$23,667.00

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

B.	Expansion Space From Expansion Effective Date Through Extended Expiration Date. As of the Expansion Effective Date, the schedule of Basic Rent payable with respect to the Expansion Space for the balance of the original Term and the Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
5/1/13 – 4/30/14	$2.85	$14,504.00
5/1/14 – 4/30/15	$2.98	$15,165.00
5/1/15 – 12/31/15	$3.11	$15,827.00

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is the Estimated Expansion Effective Date. If the Expansion Effective Date is other than the Estimated Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Basic Rent for the Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Expansion Effective Date, and the actual Expansion Effective Date shall be set forth in the Expansion Effective Date Memorandum. However, the effective date of any increases or decreases in the Basic Rent rate (as set forth in the table in Section III.A and the second and third rows of the table in Section III.B) shall not be postponed as a result of an adjustment of the Expansion Effective Date as provided above.

IV.	Building Costs and Property Taxes.

A.	Original Premises for the Extended Term. Tenant shall be obligated to pay Tenant’s Share (i.e., 3.93%) of Building Costs and Property Taxes accruing in connection with the Original Premises in accordance with the terms of the Lease through the Extended Term.

B.	Expansion Space From Expansion Effective Date Through Extended Expiration Date. Tenant shall be obligated to pay Tenant’s Share (i.e., 2.63%) of Building Costs and Property Taxes accruing in connection with the Expansion Space in accordance with the terms of the Lease through the Extended Term; provided, however, the Base Year for calculation of Tenant’s Share of Building Costs and Property Taxes in connection with the Expansion Space shall be July 1, 2012, through June 30, 2013. Notwithstanding, Tenant shall not be responsible for any operating expenses for the Expansion Space for the initial twelve (12) month period commencing on the Expansion Effective Date.

V.	Additional Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $17,409.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease. Accordingly, the Security Deposit is increased from $42,524.00 to $59,933.00.

VI.	Improvements to Expansion Space.

A.	Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.	Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the Expansion Space in accordance with the provisions of Exhibit B, Work Letter, attached hereto.

VII.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Parking. Notwithstanding any contrary provision in Exhibit C to the Lease, “Parking,” effective as of the Expansion Effective Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, a minimum of 24, but no more than 41 unreserved parking passes (the “Unreserved Parking Passes”). Landlord agrees that Tenant may convert up to 11 of the Unreserved Parking Passes to reserved parking passes (“Converted Parking Passes”) by providing written notice of such election to Landlord prior to the Expansion Effective Date. Tenant acknowledges that if such written notice of election is not delivered to Landlord prior to the Expansion Effective Date, then the conversion of the Unreserved Parking Passes to Converted Parking Passes shall be subject to the month to month availability of such Converted Parking Passes as determined by Landlord and the Converted Parking Passes shall be at Landlord’s scheduled rates. Notwithstanding the foregoing, until December 31, 2014, Tenant may from time to time request additional parking passes (“Additional Parking Passes”) for unreserved parking in excess of the Unreserved Parking Passes, subject to Landlord availability, and if Landlord shall provide the same, such parking spaces shall be provided and used on an as available, month-to-month basis and at the same charge Tenant pays per Unreserved Parking Pass per month. At Landlord’s sole discretion, such Additional Parking Passes may be terminated for any reason at any time. In addition, Landlord, in its sole discretion, shall have the right to designate the location of the Additional Parking Passes within the Parking Area. The Unreserved Parking Passes, Converted Parking Passes, and Additional Parking Passes shall collectively be known as the “Parking Passes.” Until December 31, 2014, and subject to the foregoing, Tenant shall pay to Landlord for the use of the Parking Passes as follows: (i) $50.00 per Unreserved Parking Pass per month utilized, (ii) if applicable, $120.00 per Converted Parking Pass per month utilized, and (iii) if applicable, $50.00 per Additional Parking Pass per month utilized. Thereafter, the charges shall be at Landlord’s scheduled parking rates from time to time.

B.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (“OFAC”). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

C.	Building Hours. During the Extended Term the Building Hours shall be 8:00 a.m. to 6:00 p.m. Monday through Friday, and if requested by Tenant, from 9:00 a.m. to 1:00 p.m. on Saturday, generally recognized holidays excepted. Landlord shall provide reasonable HVAC services during such Building Hours and after Building Hours upon the request of Tenant. During the Extended Term the charge for after hours HVAC, to the extent HVAC services are provided at the request of Tenant, shall be $65.00 per hour.

VIII.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant.

C.	Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

G.	Tenant’s Broker. Landlord agrees to pay a brokerage commission to Tenant’s Broker in accordance with the terms of the separate commission agreement between Landlord and Tenant’s Broker.

H.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

4350 LA JOLLA VILLAGE LLC,		INTERCEPT PHARMACEUTICALS, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Steven M. Case	By:	/s/ Mark Pruzanski
	Steven M. Case	Printed Name: Mark Pruzanski
	Executive Vice President	Title:	President and CEO
Office Properties

By:	/s/ Michael T. Bennett	By:	/s/ Barbara Duncan
	Michael T. Bennett	Printed Name: Barbara Duncan
	Senior Vice President, Operations	Title:	Chief Financial Officer
Office Properties

OUTLINE AND LOCATION OF EXPANSION SPACE

4350 La Jolla Village Drive, Suite 950

EXHIBIT A

EXHIBIT B

WORK LETTER

As used in this Work Letter, the “Premises” shall be deemed to mean the Expansion Space and the “Commencement Date” shall be deemed to mean the Expansion Effective Date, as defined in the attached Amendment.

Landlord shall cause its contractor to make the following improvements to the Premises: (I) repaint all painted surfaces, (ii) clean the carpet and (iii) light demolition in the Premises (collectively, the “Tenant Improvements”). Landlord's total contribution for the Tenant Improvements, inclusive of space planning costs and Landlord's construction management fee, shall not exceed $60,788.00 (“Landlord Contribution”), and any additional cost shall be borne solely by Tenant and paid to Landlord prior to the commencement of construction. Up to $5,069.00 of the Landlord Contribution may be used towards a security system for the Premises and Landlord shall reimburse Tenant within 30 days of receipt of invoice from Tenant. It is understood that Landlord shall be entitled to a supervision/administrative fee equal to 3% of the total construction cost of the Tenant Improvements, which fee shall be paid from the Landlord Contribution. Tenant understands and agrees that should the cost of completion of the Tenant Improvements be less than the maximum amount provided for the Landlord Contribution or remains after June 30, 2013, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment or to apply the savings toward additional work. Unless otherwise agreed in writing by Landlord, all materials and finishes utilized in constructing the Tenant Improvements shall be Landlord's building standard. Should Landlord submit any additional plans, equipment specification sheets, or other matters to Tenant for approval or completion, Tenant shall respond in writing, as appropriate, within 3 business days unless a shorter period is provided herein. Tenant shall not unreasonably withhold its approval of any matter, and any disapproval shall be with reasons specified.

In the event that Tenant requests any changes or additional work (“Changes”), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order of any additional cost and/or Tenant Delay (as defined below) such change would cause. Tenant shall approve or disapprove such change order in writing within 2 business days following its receipt. Tenant's approval of a change order shall not be effective unless accompanied by payment in full of the additional cost of the Tenant Improvement work resulting from the change order, utilizing any portion of the Landlord Contribution remaining, if any. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order.

Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails to make timely payment of any sum due hereunder, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including Changes that are reasonably anticipated to result in a delay) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Amendment as a "Tenant Delay"), then Tenant shall bear any resulting additional construction cost or other expenses, utilizing any portion of the Landlord Contribution remaining, if any, and the Commencement Date shall be deemed to have occurred for all purposes, including Tenant's obligation to pay Rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays.

Landlord shall permit Tenant and its agents to enter the Premises prior to the Expansion Effective Date of the Lease in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord's prior written approval, and in a manner and upon terms and conditions and at times satisfactory to Landlord's representative. The foregoing license to enter the Premises prior to the Expansion Effective Date is, however, conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24 hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay Rent unless Tenant commences business activities in the Premises. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant's risk. In no event shall the failure of Tenant's contractors to complete any work in the Premises extend the Expansion Effective Date.

Tenant hereby designates Robin Chapman, Telephone No. (858) 652-6804, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.